Exhibit 10.3
SEPARATION AGREEMENT
This Separation Agreement (“Separation Agreement”), is made by and between Cerner Corporation (together with its subsidiaries and affiliates, “Cerner”) and Donald D. Trigg (“you” or “your” and, together with Cerner, the “parties”).
RECITALS
WHEREAS, you are currently, and have been since February 18, 2020, the President of Cerner and have been employed by Cerner since November 30, 2012;
WHEREAS, you entered into an employment agreement with Cerner dated November 30, 2012 (your “EA”), as amended by that certain Cerner Executive Severance Agreement dated September 11, 2017, which was amended by letter agreement dated effective as of February 19, 2021 (your “Severance Agreement” and together with your EA, your “Employment Agreement”), and a Mutual Arbitration Agreement with Cerner dated January 10, 2018 (your “Arbitration Agreement”);
WHEREAS, your employment was terminated without Cause by Cerner on August 19, 2021, and the parties have mutually agreed to the separation benefits described herein;
WHEREAS, your last day of employment for salary, cash awards under the Cerner Corporation 2018 Performance Compensation Plan (“CPP”), benefits, regular equity vesting and departure purposes was August 19, 2021; and
WHEREAS, in consideration for Cerner’s release and agreement to perform the covenants provided herein, the modification of your existing non-competition, confidentiality and non-solicitation obligations, the separation payments and acceleration of the vesting of outstanding equity-based compensation awards described herein, your agreement to perform the covenants provided herein and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you agree to the terms contained herein and, as described below, agree to release Cerner and the Cerner Released Parties (as defined in this Separation Agreement) from matters arising out of or related to your employment with Cerner, and Cerner agrees to the terms contained herein and, as described below, to release you from certain matters arising out of or related to your employment with Cerner.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.SEPARATION BENEFITS. Subject to your acceptance and timely return of this Separation Agreement to Cerner, without revocation, Cerner agrees to the following:
A.Your last day of employment for salary, CPP, benefits, reimbursement of expenses, and regular equity vesting purposes was August 19, 2021, and Cerner will continue to pay your salary through August 19, 2021 on Cerner’s regular paydays.

B.Cerner will provide you with separation payments of $49,739.69, less applicable deductions required by law, on a biweekly basis on Cerner’s regular paydays during the twenty-four (24) month period following the Effective Date, commencing on the first regular payday after the Effective Date, which is expected to be September 17, 2021. Such biweekly separation payments are based upon (i) your current annual base salary ($700,000); (ii) the average of the annual cash bonus you received for fiscal years 2018, 2019 and 2020; plus (iii) the difference between the monthly COBRA continuation premium for you and your partner, spouse or dependents under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Severance Agreement) of Cerner prior to the full satisfaction by Cerner of the separation payments provided for in this Paragraph 1.B, Cerner agrees that payment of all of the unpaid amounts shall be accelerated and paid in a single lump sum payment to you concurrently with the effective time of such Change in Control.
C.As of the Effective Date of this Separation Agreement, Cerner will, with respect to each of your outstanding equity awards granted by Cerner to you prior to August 19, 2021 pursuant to an equity compensation plan approved by Cerner's shareholders and relating to Cerner common stock (each a “Cerner Equity Award”) (i) fully vest each Cerner Equity Award that is an outstanding unvested stock option (and you shall have the earlier of August 19, 2022 and the balance of the original option term to exercise such option); (ii) fully vest each Cerner Equity Award that is an outstanding unvested time-based Restricted Stock Unit (“RSU”); and (iii) fully vest each Cerner Equity Award that is an outstanding unvested Performance-based Restricted Stock Unit (“PSU”), assuming a 100% of target level of achievement. Each of the grant instruments for any Cerner Equity Award the vesting or exercise of which is adjusted by this Paragraph 1.C. is hereby deemed amended as of the Effective Date of this Separation Agreement.
D.Cerner agrees that it will cause to be paid to you no later than two weeks after the Effective Date all other “Accrued Amounts” (as defined in your Severance Agreement) owed to you in respect of your service to Cerner through August 19, 2021.
2.In the event of your death before the completion of the payout of any of the benefits described in Paragraph 1, Cerner will pay the remaining benefits described in Paragraph 1 in a lump sum to your designated Beneficiary separately communicated to Cerner provided that Beneficiary completes and delivers a Form W-9 to Cerner. You may revoke or change this Beneficiary designation at any time by delivering to Cerner a written document signed by you with the attestation of a notary stating that you are revoking or changing the designation, provided that such document is delivered while you are still alive and of sound mind. If your designated Beneficiary does not survive you or if your deaths are simultaneous, this paragraph and designation shall be void and of no effect, and any payments due under Paragraph 1 shall be made to your estate.

3.YOUR RELEASE OF CLAIMS. On behalf of yourself and your successors, assigns, agents, heirs and descendants, you hereby acquit, release and forever discharge Cerner and its affiliates and subsidiaries, and all of their successors, assigns, officers, directors, agents, servants, employees, shareholders, fiduciaries, attorneys and representatives, whether past or present for all of the foregoing (collectively, the “Cerner Released Parties”) from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action, whether known or unknown, fixed or contingent, accrued or to accrue, direct or indirect, and whether at law or in equity, which you may have against the Cerner Released Parties, including, but not limited to, those arising out of or by reason of your employment by Cerner, or with respect to your departure from employment with Cerner and/or its subsidiaries, or with respect to claims for expenses, salary, incentive payments or equity grants against Cerner.
Without in any way limiting the generality of the foregoing, you acknowledge and agree that you are hereby releasing and discharging Cerner and all other Cerner Released Parties from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that may be asserted under any local, state, federal, statutory or common law relating to discrimination in employment including, without limitation, discrimination relating to race, ethnicity, religion, sex, pregnancy, disability, equal pay, age, veteran status, national origin, creed, color, and retaliation, and including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, Family and Medical Leave Act, 42 U.S.C. Sections 1981, 1983 and 1985, the Employee Retirement Income Security Act (“ERISA”), Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Rehabilitation Act, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims.
A.Includes Release of ADEA Claims. You understand and agree that you are releasing Cerner and all other Cerner Released Parties from all rights and claims of discrimination relating to age, including all rights and claims under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”).
B.Nothing in this Separation Agreement is intended to, or shall, interfere with your rights under federal, state, or local civil rights or employment discrimination laws to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Separation Agreement. You shall not, however, be entitled to any relief, recovery, or monies in connection with any such action or investigation brought against Cerner, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in this Separation Agreement is intended to, or shall, interfere with your right to file a claim for unemployment benefits (if any), or to file a claim asserting any causes of action which by law you may not legally waive.
C.Nothing in this Separation Agreement is intended to, or shall, interfere with (1) your rights to indemnification under Cerner’s bylaws and your January 2019 Indemnification Agreement (and Cerner agrees to keep in force sufficient directors’ and officers’ insurance to protect you against such potential liabilities for a period of six years from the Effective Date); (2) your rights to vested ERISA benefits; and (3) your rights under this Separation Agreement.
4.CERNER’S RELEASE OF CLAIMS. Cerner, its affiliates and subsidiaries and all of their successors and assigns (collectively, the “Cerner Parties”) hereby acquit, release and forever discharge you and your successors, assigns, agents, heirs and descendants, from any and all manner of claims, debts, damages, injuries, judgments, awards, executions, demands, liabilities, obligations, suits, actions and causes of action that have accrued as of and are known to Cerner on your termination date, whether direct or indirect and whether at law or in equity, which the Cerner Parties may have against you arising out of your employment with Cerner. The Cerner Parties’ release of claims does apply to any and all employment claims brought by Cerner associates or third parties, whether known or unknown to Cerner on your termination date. The Cerner Parties’ release of claims does not apply to claims related to the enforcement of or your failure to comply with this Separation Agreement or your violation of your noncompetition, confidentiality, and non-solicitation obligations.
5.RETURN OF CERNER PROPERTY. You acknowledge that you will return all Cerner-issued equipment, including, but not limited to, your security card/office key to the building(s). Cerner agrees you will not be required to return your laptop, ipad and cell phone and you may retain those devices as personal property; however, you agree that you will first work with Cerner to ensure that corporate data is appropriately transferred to Cerner information systems and wiped from the devices and to allow Cerner to preserve potentially relevant data for any pending legal matters. You further acknowledge and agree that you will return all other Cerner property, manuals or other intellectual property, confidential information or materials containing trade secrets of Cerner in your possession and that no copies thereof will be retained by you or on your behalf by any third party after September 7, 2021.
6.CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION OBLIGATIONS.
A.Confidentiality. You acknowledge and agree that all confidentiality obligations and covenants set forth in your Employment Agreement or any other employment agreement that you signed at the time of or during your employment by Cerner or any of its subsidiaries shall continue in full force and effect.

Nothing in this Separation Agreement shall (i) prohibit you from disclosing confidential information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation, including 18 USC 1833, or (ii) require notification or prior approval by Cerner of any reporting described in clause (i); provided, however, that any such disclosures must be made in accordance with the applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of confidential information.
B.Non-competition. The parties hereby agree to replace the non-competition agreement set forth in your Employment Agreement, including without limitation in paragraph 6 of your EA, as follows: You agree that through and including August 19, 2023 (i.e., a period of two years following the termination of your employment from Cerner), you will not provide any services (whether as an employee, principal, agent, consultant, contractor, partner, director, officer, or otherwise) for the following companies or their affiliates (each, a “Competitive Company”): Allscripts Healthcare Solutions, Inc.; Arcadia Solutions; athenahealth, Inc.; Capsule Technologies, Inc.; Computer Programs and Systems, Inc.; eClinicalWorks, LLC; Epic Systems Corporation; Health Catalyst, Inc.; InterSystems Corporation; Innovaccer, Inc.; Medical Information Technology, Inc.; Optum, Inc.; i2i Systems, Inc.; Medstreaming, Inc.; Cureatr, Inc.; Carevive Systems, Inc.; Essence Group Holdings Corporation; Lumeris; Xealth, Inc.; Elligo Health Research, Inc. Notwithstanding the foregoing, Cerner agrees that no violation of the non-competition covenant set forth above shall be deemed to occur following the acquisition by any Competitive Company of another company or division or applicable assets thereof (not itself a Competitive Company) (the “Acquired Company”) so long as you continue to provide services solely to the Acquired Company (as between the Competitive Company and the Acquired Company) through August 19, 2023.
You agree that the non-competition restrictions set forth in this paragraph are reasonable and necessary to protect Cerner’s legitimate interests, including its confidential and trade secret information, its Client and Supplier relationships, and its goodwill, particularly in light of your duties and responsibilities at Cerner.
C.    Employee non-solicitation. The parties hereby agree to replace the non-solicitation agreement set forth in your Employment Agreement, including without limitation in paragraph 6.E of your EA (but excluding the non-disparagement sub-paragraph of 6.E), as follows: You agree that through and including August 19, 2023 (i.e., a period of two years following the termination of your employment from Cerner), you will not, directly or indirectly, on behalf of yourself or on behalf of any other person, entity, or organization, (a) solicit for employment, or (b) attempt to solicit for employment, any Cerner associate. For the avoidance of doubt, this provision shall in no way prohibit your employer from making job postings of general applicability, provided that they are not specifically targeted at any covered person, or from hiring an individual via such a job posting. You agree that the non-solicitation restrictions set forth in this paragraph are reasonable and necessary to protect Cerner’s legitimate interests, including its confidential and trade secret information, its Client and Supplier relationships, its goodwill, and its loyalty, particularly in light of your duties and responsibilities at Cerner.
7.COOPERATION. You agree that you will cooperate with Cerner in the defense of any legal matters about which you have material knowledge. Cerner agrees to compensate you at the rate of $440 per hour for your reasonable assistance in such matters.
8.CONSIDERATION PERIOD. You acknowledge that you have twenty-one (21) days from the date you received this Separation Agreement in which to consider it, although you may sign this Separation Agreement earlier than 21 days if you so choose. You further understand that you have the right to revoke this Separation Agreement by delivering written notice to Cerner during the seven-day period after you sign it. This Separation Agreement shall become effective after the seven-day revocation period has expired assuming you do not revoke it, but in no event earlier than September 13, 2021 (the “Effective Date”).
9.NO FURTHER PAYMENTS. You agree that your employment terminated effective August 19, 2021, and that, after that date, Cerner will owe no additional compensation to you other than: (i) your final paycheck covering the period through August 19, 2021, (ii) any performance-based cash incentive compensation earned but not yet paid as of August 19, 2021, and (iii) the separation benefits described in Paragraph 1. You agree that amounts paid pursuant to this Separation Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to you under any other agreement you may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement, including but not limited to your Employment Agreement, the Cerner Associate Severance Pay Plan effective July 1, 2021, or the Business Optimization Severance Pay Plan.
10.FORFEITURE, CLAWBACK AND REIMBURSEMENT. The right to receive severance and benefits in accordance with Paragraph 1 is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect on the date hereof with respect to severance, or any other applicable clawback, adjustment or similar policy in effect on or established subsequent to, the Effective Date (the “Clawback Policy”). The terms of the Clawback Policy are incorporated herein by reference. You agree to provide reasonable assistance to Cerner to recover or recoup any of the severance or other value pursuant to this Separation Agreement which is subject to recovery or recoupment pursuant to the Clawback Policy. By signing this Separation Agreement, you agree that the promises you have made in it are of a special nature and that any material breach or material violation by you of the terms of this Separation Agreement will result in immediate and irreparable harm to Cerner. For the avoidance of doubt, if you are found by a Court or Arbitrator to have committed a material breach of any confidentiality, non-competition, non-solicitation or other material provision in this Separation Agreement or your Employment Agreement, (i) Cerner’s obligation, if applicable, to deliver separation payments and benefits to you under this Separation Agreement will cease immediately, (ii) you will be obligated to reimburse Cerner for all separation payments already made to you under Paragraph 1.B., (iii) any outstanding Cerner Equity Award held by you will immediately be forfeited notwithstanding any contrary term or condition in any underlying grant instrument, and (iv) you will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received by you under, or as a result of your exercise of, a Cerner Equity Award which was subject to accelerated vesting in accordance with Paragraph 1.C. Cerner will also be entitled to all other legal and equitable remedies available to it by law.
11.NONADMISSION OF LIABILITY. You understand and agree that neither this Separation Agreement nor any action taken hereunder is to be construed as an admission of liability by Cerner or any of the Cerner Released Parties.
12.VOLUNTARY EXECUTION. You acknowledge that you have read this Separation Agreement in its entirety, that you understand its contents, and that you have executed it voluntarily. You further acknowledge that you have consulted with your attorney prior to signing this Separation Agreement.
13.COMPLIANCE WITH SECTION 409A. Notwithstanding any other provision of this Separation Agreement, all payments provided hereunder shall be made in a manner that is intended to comply with Section 409A or an applicable exemption thereto, including the separation pay and short-term deferral exceptions. Any payment provided under this Separation Agreement which is required to be delayed for six months following your separation from service and on account of you being a “specified employee” of Cerner shall be so delayed. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
14.NOTICE. All notices, requests, demands and other communications hereunder shall be deemed duly given if delivered by hand or if mailed by certified or registered mail or sent by express courier with postage or charges prepaid as follows:
If to Cerner:
Cerner Corporation
2800 Rock Creek Parkway
North Kansas City, MO 64117-2551
Attn: Chief Executive Officer
With copy to: Chief Legal Officer

If to you:

At the address on file with Cerner’s HR department

or to any other address as either party may provide to the other in writing by notice given in accordance with this paragraph.
15.NOTICE TO SUBSEQUENT EMPLOYER. You agree to inform any potential new employer, prior to accepting such employment, of the existence of the non-competition, non-solicitation and confidentiality provisions contained in this Separation Agreement and your Employment Agreement.
16.GOVERNING LAW. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Missouri to the extent not governed or preempted by federal law.
17.SEVERABILITY. If any provision of this Separation Agreement is held to be unenforceable, this Separation Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision—and the rest of this Separation Agreement—valid and enforceable. If an arbitrator (or court) declines to amend this Separation Agreement as provided in this paragraph, the invalidity or unenforceability of any provision of this Separation Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Separation Agreement.
18.COMPLETE AGREEMENT. This Separation Agreement constitutes the full, complete and entire agreement of the parties related to the separation benefits to which you are entitled. Without limitation, the separation benefits and payments under this Separation Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Associate Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. However, the parties agree that your Employment Agreement (excluding any right you have to any severance payment or severance benefit thereunder), as modified by this Separation Agreement, otherwise remains in full force and effect. For the avoidance of doubt, your Arbitration Agreement shall survive this Separation Agreement, and the parties agree that your Arbitration Agreement will govern any dispute between the parties related to this Separation Agreement. In making this Separation Agreement, the parties rely wholly upon their own judgment, belief and knowledge and the advice of their respective counsel. All executed copies, whether signed in counterparts or otherwise, or duplicate originals, are equally admissible in evidence.

This Separation Agreement is executed as of this 3rd day of September, 2021.

/s/ Donald D. Trigg
Donald D. Trigg

Cerner Corporation

By: /s/ Daniel P. Devers
Daniel P. Devers
Executive Vice President and Chief Legal Officer

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